Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-3 Nos. 333-260824, 333-258455, 333-254106, 333-254099, 333-224334, 333-218277, 333-213543, and 333-205466) of Earthstone Energy, Inc. and in the related prospectuses;
(2)Registration Statements (Form S-8 Nos. 333-258456 and 333-240998), pertaining to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, and;
(3)Registration Statements (Form S-8 Nos. (333-227720, 333-221248, and 333-210734) pertaining to the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan;

of our report dated April 29, 2020, relating to the consolidated financial statements of Chisholm Energy Holdings, LLC as of and for the year ended December 31, 2019 appearing in this Current Report on Form 8-K of Earthstone Energy, Inc.

/s/ Ernst & Young LLP
Fort Worth, Texas
March 1, 2022